EXHIBIT 99.2

The Corporation posted a 13.4% increase in net income during the third quarter of 2006 vs. 2005. Earnings per share increased to $0.29 per share for the three months ending September 30, 2006 compared to $0.26 for the same period in 2005.

Net interest income increased $1.2 million to $22.4 million for the first nine months of 2006 compared to the same period during 2005. This increase is primarily due to loan growth of $12.2 million to $524.2 million for the 12 months ending September 30, 2006.

Other income increased $513,400 during the first nine months of 2006. This is the result of a $1.2 million increase in 2006 on deposit service fees more than offsetting the one-time gain of $684,000 on the sale of the Corporation's ownership interest in Pulse Inc. in 2005.